Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-137125 and 333-163406 on Form S-8 and No 333-159378 on Form F-3, of our reports dated May 11, 2010, related to the consolidated financial statements and financial statement schedule in Schedule I of Suntech Power Holdings Co., Ltd. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the Company’s adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, which reports appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2009.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
May 11, 2010